SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549


                             FORM 8-K

        CURRENT REPORT PURSUANT TO SECTION 13 AND 15(D) OF
                THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 29, 1996


                        THERMOGENESIS CORP.
_____________________________________________________________________________
      (Exact Name of Registrant as Specified in its Charter)


    DELAWARE               0-16375             94-3018487
(State or other          (Commission         (IRS Employer
jurisdiction)             file number)       Identification No.)



11431 SUNRISE GOLD CIRCLE, SUITE A RANCHO CORDOVA, CA   95742
(Address of Principal Executive Office)               (Zip Code)







Registrant's telephone number, including area code:   (916) 858-5100

Item 5.   Other

     (a)  Approval of One-For-Two Stock Consolidation.

     On May 29, 1996, the stockholders of THERMOGENESIS CORP. (the "Company") approved a proposal authorizing a one-for-two consolidation (reverse stock split) of the Company's common stock. By resolution of the board of directors, the Company has established the close of business (5:00 p.m. Pacific Standard Time) on June 14, 1996 as the record date for effecting the stock consolidation. Accordingly, shares of common stock held by all stockholders of record on the close of business at the Company's office on June 14, 1996 will, following that time, hold one share of "new" common stock for each two shares of "old" common stock.


     (b)  Asahi Distribution and Manufacturing License Agreement

     On May 30, 1996, the Company entered into a Distribution and Manufacturing License Agreement ("Agreement") with Asahi Medical Co., Ltd. of Japan relating to the Company's device and system for the rapid harvesting of cryoprecipitate from human plasma ("System"). Cryoprecipitate is made up of concentrated clotting proteins, including fibrinogen, and can be used by a surgeon to control bleeding and seal tissues during surgery. The System consists of the Company's (1) thermodynamic device for controlling the temperature of the plasma, (2) a sterile container (bag set) used for the collection of plasma and harvesting of cryoprecipitate, and (3) disposable applicators. Asahi Medical Co., Ltd., a division of Asahi Chemical, is a leading international supplier of artificial kidneys, blood purification systems and leukocyte removal systems.

     Pursuant to the terms of the agreement, the Company will receive, no later than June 15, 1996, a non-refundable license fee in the amount of $400,000. The Agreement provides that Asahi will purchase the thermodynamic device and the disposable applicators manufactured by the Company, and Asahi will manufacture the sterile disposable container used in the System. Asahi will distribute the System in Japan and will also pay the Company quarterly royalty payments in the amount of ten percent (10%) of net sales arising from Asahi's distribution of an Auto-Cryo Kit, which consists of the disposable applicators and the disposable sterile bag used in the System. Although the company anticipates that Asahi will begin manufacture and distribution of the system in the early part of 1997, approval for reimbursement of the system by the Japanese Ministry of Health is a condition. Accordingly, with the exception of the one time license fee, the Company will not receive additional revenues until such time as Asahi begins selling the system.

     Asahi's rights to manufacture and distribute the System are limited to the Japanese market. Pursuant to the terms of the Agreement, Asahi will manufacture the disposable sterile plasma container used in the system and will distribute the device and applicators that comprise the System. The thermodynamic device and the disposable applicators will be manufactured by the Company and sold to Asahi at prices to be determined by the Company from time to time. The Company also retained the right to purchase the disposable plasma container used in the System from Asahi at a price ten percent (10%) over Asahi's actual cost for manufacturing.


     The introduction of the System in Japan by Asahi is subject to certain delays beyond the Company's control, and there are no assurances that the Japanese market will accept the System. The Company's expectation of revenues from the Agreement are subject to risks and uncertainties including, but not limited to, the impact of competitive products, product demand, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.


Item 7(c). Exhibits.

1.   Amended and Restated Certificate of Incorporation.

2.Distribution   and   Manufacturing   License  Agreement  by  and  between
THERMOGENESIS CORP. and Asahi Medical Co., Ltd entered into and effective as of the 30th Day of May, 1996.

                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   THERMOGENESIS CORP.


Dated:  June 4, 1996               By:  S/ PHILIP H. COELHO
                                   Philip H. Coelho, President
                                   and Chief Executive Officer